Exhibit 11
                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
         For the periods ended September 29, 1994 and September 30, 1993
         ---------------------------------------------------------------
                      (in thousands, except per share data)

                                           Third Quarter       Nine Months
                                       ------------------- -------------------
                                          1994      1993      1994      1993
                                        -------- --------- --------- ---------
Net income                              $  7,567  $  5,333 $  18,701  $ 10,823
Deduct: preferred stock dividend
  (net of income taxes credited to
  retained earnings)                        (169)     (150)     (480)     (459)
                                        --------  --------  --------- ---------

Net income applicable to computation    $  7,398  $  5,183  $ 18,221  $ 10,364
                                        ========  ========  ========  ========
Weighted average common shares
  assuming no dilution                    37,375    37,346    37,370    37,287
   Stock options that had a dilutive
    effect on net income (based on
    relationship of market value to
    exercise price), assumed to have
    been exercised on the first day
    of each period (or date of grant,
    if later), less number of shares
    which could have been purchased
    from the proceeds of such assumed
    exercise:
     Number of shares using the
     weighted average market price
     for the assumed purchase of
     shares described above                  850     1,088       854     1,113
                                        --------  --------  --------  --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share      38,225    38,434    38,224    38,400

     Additional shares using the market
     close price at the end of the period
     for the assumed purchase of shares
     described above                          38        --        34        29

   Conversion of preferred stock at
     the stated rate assumed to have
     been converted at the beginning
     of the earliest period reported
                                           1,020     1,038     1,026     1,042
                                        --------  --------  --------  --------
Weighted average common shares
  assuming full dilution                  39,283    39,472    39,284    39,471
                                        ========  ========  ========  ========

Net income per common and common
  equivalent share                      $    .19  $    .13  $    .48  $    .27

Net income per common share assuming
  full dilution                         $    .19  $    .13  $    .46  $    .26